Exhibit 99

Granite City Food & Brewery Completes $9.0 Million Preferred Stock Transaction with Concept Development Partners and Obtains Credit Facilities for $10.0 Million

MINNEAPOLIS — May 10, 2011 — Granite City Food & Brewery Ltd. (NASDAQ: GCFB) today announced that it has completed the previously announced transaction with Concept Development Partners LLC (“CDP”).  The Company issued $9.0 million of newly issued convertible preferred stock to CDP, entered into a $10.0 million credit agreement with the Structured Finance Group of Fifth Third Bank providing for senior credit facilities, repurchased 3 million shares of common stock from DHW Leasing, L.L.C. (“DHW”) for approximately $7.1 million, and purchased real property in Troy, Michigan from DHW for approximately $2.6 million.

The Company sold 3 million shares of Series A Convertible Preferred Stock to CDP, each share of which is convertible into two shares of Granite City common stock, equivalent to a conversion price of $1.50 per share.  The preferred stock carries a dividend rate of 9% per year through December 31, 2013, which will be paid half in cash and half in the form of newly issued common stock.  CDP has become Granite City’s largest shareholder as a result of these transactions.

The preferred stock issuance and the common stock repurchase were completed pursuant to the previously announced stock purchase agreement with CDP and stock repurchase agreement with DHW, both of which received approval from Granite City’s shareholders earlier today.  The other transactions were conditions to closing the preferred stock issuance.  Closing of these transactions resulted in a change in control of the Company, including changes at the board and senior management levels.

Granite City’s President and Founder Steven J. Wagenheim said, “We are very pleased to have completed these transactions.  We expect to deploy these new funds to generate additional revenue through store enhancements and new store growth within our existing geographic footprint.  We are analyzing potential new restaurant sites and believe that this transaction will be the catalyst for a new and exciting growth period for Granite City.”

Granite City also is implementing new strategies to generate additional revenue in existing stores, including the addition of private dining rooms for events and regular dining, and increasing the square footage of bar areas.  And, Granite City will seek to operate existing and future stores more efficiently through technological improvements in the Company’s table management and kitchen operations.  The goal of these improvements is to increase table turnover, provide a higher level of service to customers, improve overall dining experience and increase sales.

Robert J. Doran has become the Company’s Chief Executive Officer and Dean S. Oakey has become the Company’s Vice President - Chief Concept Officer as a result of the transactions.  Messrs. Doran and Oakey are managing partners of CDP Management Partners, LLC, a merchant banking firm focusing on principal investments and consulting in the restaurant, food processing, and retail industries.  Mr. Doran was employed by McDonald’s Corporation for over 30 years most recently as Executive Vice President of McDonald’s USA and Mr. Oakey served for 13 years as managing director of investment banking at SMH Capital Corp., an investment banking firm (full biographies are attached).

“CDP Management Partners LLC and CIC Partners have worked together to seek out compelling concepts in need of capital and experienced operating partners to help them accelerate their growth trajectory.  We believe Granite City Food & Brewery is just such a concept,” said Rob Doran.  “The quality of Granite City’s handcrafted food, beer, fun atmosphere, and great restaurant staff have proven their popularity with Granite City’s expanding customer base.  Our plan going forward is to build upon the Company’s great success and continue to provide our guests with a superior dining experience.”

CDP is majority-owned by an affiliate of CIC Partners’ fund, CIC II LP, and CDP Management Partners, LLC.  CIC Partners is a mid-market private equity firm based in Dallas, Texas.  CIC Partners has invested in more than 40 companies with revenues of $10 million to $1 billion in industries including energy exploration, food, healthcare services, restaurants and retail.  CIC Partners and its predecessor firm’s prior restaurant and retail investments include Buffet Partners (dba Furr’s), DF&R Restaurants Inc. (Don Pablo’s), Main Street Restaurant Group, the largest T.G.I. Friday’s franchisee, Restoration Hardware, and Quiznos.

Fouad Z. Bashour, Mr. Doran, Michael S. Rawlings, Louis M. Mucci and Michael H. Staenberg, were elected to serve on the board in connection with the preferred stock transaction.  Mr. Bashour, who has become Chairman of the Board of Granite City, is a partner of CIC Partners and has experience advising companies in business strategy and operations.  Mr. Rawlings, who is a partner of CIC Partners, was President of Pizza Hut, Inc. from 1997 to 2003.  Mr. Mucci serves as an advisor to the board of directors of Ruby’s Tequilas and held the position of Chief Financial Officer at BJ’s Restaurants, Inc. and served on that company’s board of directors from May 2002 until September 2005, Mr. Staenberg is the owner and president of THF Realty,  a leasing, development, and real estate management company he founded in 1991.  Full biographies of each the Company’s five new directors are attached.  Joel C. Longtin, Milton D. Avery and Mr. Wagenheim remain on the Company’s board.

The senior credit facilities consist of a $5.0 million term loan, which was advanced at closing, and a $5.0 million line of credit facility, which remains available for Granite City’s use.

In addition to the purchase of the DHW shares and the purchase of the Troy property, funds from the preferred stock transaction and the term loan were used to repay approximately $1.5 million of debt, to cover transaction expenses, and to provide working capital.

The Company has previously announced that it will host a conference call to discuss its first quarter 2011 financial results on Tuesday, May 17, 2011 at 10:00 a.m. Central Time.  The Company will also discuss these transactions in further detail during the call.  The call may be accessed by calling 1- 888-218-8172 and referencing code 7002785.  A replay of the call will be available for 30 days and may be accessed by calling 1- 888-203-1112 and entering replay code 7002785.

About Granite City

Granite City Food & Brewery Ltd. is a Modern American upscale casual restaurant chain that operates 26 restaurants in 11 states.  The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions.  The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience.  Granite City opened its first restaurant in St. Cloud, Minnesota in 1999.

Forward-Looking Statements

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, our ability to realize the anticipated benefits of the CDP transaction, and the risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.

Contacts:	Steven J. Wagenheim	James G. Gilbertson
	President and Founder	Chief Financial Officer
	(952) 215.0678	(952) 215.0676

BIOGRAPHIES OF NEW EXECUTIVE OFFICERS AND DIRECTORS OF GRANITE CITY

Robert J. Doran, age 64, has been a Managing Partner of CDP Management Partners, LLC, a merchant banking firm focusing on principal investments and consulting in the restaurant, food processing, and retail industries, since April 2010.  He is the founder of Doran Consulting, a niche consulting group specializing in executive coaching since 1999, providing services to McDonald’s Corporation, Bell South, Boston Markets, and Delphi Auto Parts.  Mr. Doran was employed with McDonald’s Corporation from January 1967 to March 1999 and served in a variety of regional director and vice president positions, most recently as Executive Vice President of McDonald’s USA.  Mr. Doran currently serves on the board of directors of Hawaii Development Company and McDonald’s of Hawaii.  Mr. Doran brings business consulting, executive leadership and extensive multi location restaurant experience to Granite City’s board.

Dean S. Oakey, age 53, has been a Managing Partner of CDP Management Partners, LLC, a merchant banking firm focusing on principal investments and consulting in the restaurant, food processing, and retail industries, since April 2009.  From June 1997 to April 2010, Mr. Oakey served as Managing Director of Investment Banking for SMH Capital Corp., an investment banking firm.  In this capacity, Mr. Oakey was responsible for business development and management duties, with a focus on the consumer products and services industries.  Mr. Oakey has served as a director of People’s Liberation Inc., a publicly traded company engaged in marketing and selling high-end casual apparel, since November 2005 and as a director of RT Holdings, LLC, the privately held parent company of Ruby Tequilas Mexican Kitchen, since February 2008.

Fouad Z. Bashour, age 35, is a founding partner of CIC, its current Chief Financial Officer, and has been with CIC and its predecessor since 1999.  Prior to joining CIC, he worked at The Boston Consulting Group, a leading strategy consulting firm.  Mr. Bashour currently serves as a director of Red Mango, Inc. and Schuepbach Energy LLC.  He is a former director of Bagby Energy Holdings, LP, Triumph Pacific Oil and Gas Company, Buffet Partners, L.P. (doing business as Furr’s) and GreenLeaf Auto Recyclers LLC, where he served as co-chairman.  Mr. Bashour brings business strategy consulting, capital market and private equity experience to Granite City’s board.

Michael S. Rawlings, age 56, , is a founding partner of CIC, its current Vice-Chairman, and has been with the firm since 2004.  From 1997 to 2003, Mr. Rawlings was President of Pizza Hut.  Prior to joining Pizza Hut, he was CEO of DDB Needham Dallas Group (formerly Tracy-Locke), the largest marketing communications agency in the Southwest, whose clients have included Frito-Lay, Pepsi, GTE and American Airlines.  Mr. Rawlings currently serves as Chairman and Acting CEO of Legends Hospitality Management, LLC, and as a director of Adina for Life, Inc. and River Point Farms.  He is a former director of Buffet Partners, Main Street Restaurant Group, Inc., Quiznos, and SignStorey, Inc.  Mr. Rawlings formerly served as the City of Dallas Park and Recreation Board President and as Dallas’ Homeless Czar and Chairman for the Dallas Convention & Visitors Bureau.  In addition, he is on the Board of Trustees at Jesuit College Preparatory and has been an active lecturer at many universities, as well as an adjunct professor at Southern Methodist University.  Mr. Rawlings brings restaurant operations and leadership, marketing and communications and private equity experience to Granite City’s board.

Louis M. Mucci, age 69, has served as an advisor to the board of directors of Ruby’s Tequilas, a restaurant company since June 2007.  From February 2007 until June 2009, Mr. Mucci was a senior advisor to SMH Capital Corp., an investment banking group.  He held the position of Chief Financial Officer at BJ’s Restaurants, Inc. and served on that company’s board of directors from May 2002 until September 2005.  Mr. Mucci also served as an advisor to the board of directors of BJ’s Restaurants until December 31, 2008.  He retired from PricewaterhouseCoopers LLP in 2001 after 25 years as a partner with the firm.  Mr. Mucci’s most recent position at PricewaterhouseCoopers was Chairman of the West Coast Retail Group.  Mr. Mucci has served on the board of directors of Build-A-Bear Workshop, Inc. since November 2004.  Mr. Mucci is also the “audit committee financial expert” at Build-A-Bear Workshop, Inc.  Mr. Mucci obtained extensive financial and accounting expertise while serving as a partner of an independent accounting firm.  During his tenure as Chief Financial Officer of BJ’s Restaurants, Inc., he gained additional financial and accounting expertise in addition to store operations, human resources, workers compensation, insurance, corporate administration, and strategic planning experience.  In addition, given his experience with other consumer-focused businesses, Mr. Mucci brings valuable insights and perspectives regarding financing and operation to Granite City’s board.

Michael H. Staenberg, age 56, has been the President of THF Realty, a leasing, development, and real estate management company, since he founded the company in September 1991.  THF Realty currently has over 22 million square feet of property and retail shopping centers under management.  Mr. Staenberg has served as the developer of more than 100 shopping centers in over 25 states.  Prior to founding THF Realty, Mr. Staenberg was employed as a real estate broker and served as Senior Vice President and Director of Real Estate for Leo Eisenberg Company, a national real estate development company from 1981 to 1990.  Mr. Staenberg has served on the Advisory Board of Directors of US Bank, N.A. since March 2011.  In addition, he has been a member of the International Council of Shopping Centers since 1976 and the Metropolitan St. Louis Board of Realtors since 1984.  Mr. Staenberg brings extensive real estate leasing, development and management experience to Granite City’s board.